                                                                   EXHIBIT (A)1
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

                                      of

                              RAMP NETWORKS, INC.

                                      at

                              $5.80 NET PER SHARE

                                      by

                          BLACKBIRD ACQUISITION, INC.
                      a direct wholly owned subsidiary of

                               NOKIA CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON TUESDAY, JANUARY 16, 2001,
                     UNLESS THE OFFER IS EXTENDED


   THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 6, 2000 (THE "MERGER AGREEMENT") AMONG NOKIA CORPORATION ("PARENT"), BLACKBIRD ACQUISITION, INC. ("PURCHASER") AND RAMP NETWORKS, INC. (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT SHALL CONSTITUTE 51% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (DEFINED AS ALL OUTSTANDING SHARES TOGETHER WITH SHARES ISSUABLE UPON THE CONVERSION OF ANY COMPANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY VESTED OPTIONS, WARRANTS OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1, 14 AND 15, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

                                ---------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

                                ---------------

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

   Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                                ---------------

December 15, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY TERM SHEET........................................................   1

INTRODUCTION..............................................................   5

  1.Terms of the Offer; Expiration Date ..................................   7

  2.Acceptance for Payment and Payment for Shares ........................   9

  3.Procedures for Accepting the Offer and Tendering Shares ..............  10

  4.Withdrawal Rights ....................................................  13

  5.Certain U.S. Federal Income Tax Consequences .........................  14

  6.Price Range of Shares.................................................  15

  7.Certain Information Concerning the Company ...........................  15

  8.Certain Information Concerning Purchaser and Parent ..................  17

  9.Financing of the Offer and the Merger ................................  18

 10.Background of the Offer; the Merger Agreement and Related
      Agreements .........................................................  18

 11.Purpose of the Offer; Plans for the Company After the Offer and the
      Merger .............................................................  31

 12.Dividends and Distributions ..........................................  34

 13.Possible Effects of the Offer on the Market for Shares, The Nasdaq
      Listing, Margin Regulations and Exchange Act Registration ..........  34

 14.Certain Conditions of the Offer ......................................  35

 15.Certain Legal Matters and Regulatory Approvals .......................  37

 16.Fees and Expenses ....................................................  39

 17.Miscellaneous ........................................................  39

 SCHEDULES

  Schedule I.  Directors and Executive Officers of Parent and Purchaser

  Schedule II. Schedule of Transactions in Shares During the Past 60 Days

                               SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  . We are Blackbird Acquisition, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of Nokia Corporation. We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See Section 8-- "Certain Information Concerning Nokia and the Purchaser".

  . Nokia is the world's leader in mobile communications. Backed by its experience, innovation, user-friendliness and secure solutions, Nokia has become the leading supplier of mobile phones and a leading supplier of mobile, fixed and Internet Protocol ("IP") networks. By adding mobility to the Internet, Nokia creates new opportunities for companies and further enriches the daily lives of people. Nokia's shares, nominal value 0.06 euros, are listed on the Helsinki Exchanges under the symbol "NOK1V" and American Depositary Shares ("ADSs") of Nokia are traded on the New York Stock Exchange under the symbol "NOK". Each ADS represents one share. Nokia's shares are also traded on the Stockholm, London, Frankfurt and Paris stock exchanges. See Section 8--"Certain Information Concerning Nokia and the Purchaser".

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  . We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.001 per share, of Ramp Networks, Inc. See the "Introduction" and Section 1--"Terms of the Offer; Expiration Date".

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  . We are offering to pay $5.80 per share, net to each seller in cash (subject to applicable withholding taxes), without interest thereon. See the "Introduction" and Section 1--"Terms of the Offer; Expiration Date".

  . If you tender your shares in the offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the offer. See the "Introduction".

HAVE YOU ENTERED INTO ANY AGREEMENTS WITH RAMP NETWORK'S PRINCIPAL
STOCKHOLDERS?

  . We have entered into Stockholder's Agreements with certain stockholders of Ramp Networks pursuant to which such stockholders have agreed to tender into the offer the shares of Ramp Networks common stock owned by each of them, representing approximately 36% of the currently outstanding number of shares of common stock of Ramp Networks. See
     Section 10--"Background of the Offer; the Merger Agreement and Related Agreements".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  . We are not obligated to purchase any shares unless at least 51% of the then outstanding shares on a fully diluted basis (defined as all outstanding Ramp Networks shares together with all shares issuable upon the conversion of any Ramp Networks convertible stock or upon the exercise of any vested options, warrants or rights) are validly tendered and not withdrawn prior to the expiration of the offer. See Section 1-- "Terms of the Offer; Expiration Date" and Section 14--"Certain Conditions of the Offer".

  . We are not obligated to purchase any shares unless prior to the offer any applicable waiting period under the HSR Act has expired or been terminated. See Section 15--"Certain Legal Matters and Regulatory Approvals".

   These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in Section 1--"Terms of the Offer; Expiration Date", Section 14--"Certain Conditions of the Offer" and
Section 15--"Certain Legal Matters and Regulatory Approvals".

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  . Nokia or one of its affiliates will provide us with the funds necessary to purchase the shares in the offer. See Section 9--"Financing of the Offer and the Merger".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  . Because the form of payment consists solely of cash and all of the funding that will be needed has already been arranged, and also because of the lack of any relevant historical information concerning the Purchaser, we do no think that our financial condition is relevant to your decision to tender in the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  . You will have at least until 12:00 midnight, New York City time, on Tuesday, January 16, 2001, to tender your shares of Ramp Networks common stock in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See Section 3--"Procedures for Accepting the Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  . We expressly reserve the right, in our sole discretion but subject to the terms of the Merger Agreement and applicable law, to extend the period of time during which the offer remains open. We have agreed in the Merger Agreement that we may extend the offer or will extend the offer if certain conditions to the offer have not been satisfied. See
     Section 1--"Terms of the Offer; Expiration Date".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  . If we decide to extend the offer, we will inform Citibank, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the offer was previously scheduled to expire. See
     Section 1--"Terms of the Offer; Expiration Date".

HOW DO I TENDER MY SHARES?

   To tender your shares in the offer, you must:

  . complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary; or

  . tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3; or

  . if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Citibank, N.A., prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after February 12, 2001. See Section 4--"Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  . To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Citibank, N.A. while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4--"Withdrawal Rights".

WHAT DOES THE BOARD OF DIRECTORS OF RAMP NETWORKS THINK OF THE OFFER?

  . The Board of Directors of Ramp Networks has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, are fair to, and in the best interests of, Ramp Networks' stockholders, has approved the Merger Agreement and the transactions contemplated thereby, and has recommended that Ramp Networks' stockholders accept the offer and tender shares pursuant to the offer. See the "Introduction".

WILL RAMP NETWORKS CONTINUE AS A PUBLIC COMPANY?

  . No. If the merger occurs, Ramp Networks will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded through the Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Ramp Networks may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13--"Possible Effects of the Offer on the Market for Shares; The Nasdaq Listing, Margin Regulations and Exchange Act Registration".

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

  . If we accept for payment and pay for at least 51% of the outstanding shares on a fully diluted basis, we will merge with and into Ramp Networks. If the merger occurs, Ramp Networks will become a direct wholly owned subsidiary of Nokia, and each share that remains outstanding (other than any shares held in the treasury of Ramp Networks, or owned by Nokia, Blackbird Acquisition, Inc. or any of their subsidiaries and any shares held by stockholders who have demanded and perfected appraisal rights under Delaware law for their shares) will be canceled and converted automatically into the right to receive $5.80 net per share, in cash or any greater amount per share paid pursuant to the offer (subject to the applicable withholding tax), without interest. See the "Introduction".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  . If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash per share as if you would have tendered your shares in the offer.

  . If you decide not to tender your shares in the offer and the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or any other securities market, there may not be a public trading market for the shares and Ramp Networks may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13--"Possible Effects of the Offer on the Market for Shares; The Nasdaq Listing, Margin Regulations and Exchange Act Registration".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  . On December 6, 2000, the last full trading day before we announced our offer, the last reported closing price per share reported on the Nasdaq National Market was $4.97 per share. See Section 7--"Certain Information Concerning the Company".

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  . Banks and brokers can call Georgeson Shareholder Communications Inc., the Information Agent, at (212) 440-9800 and all others can call toll-free (800) 223-2064. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
Ramp Networks, Inc.:

                                 INTRODUCTION

   Blackbird Acquisition, Inc., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Nokia Corporation, a public limited liability company incorporated under the laws of the Republic of Finland ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.001 per share ("Shares"), of Ramp Networks, Inc., a Delaware corporation (the "Company"), that are issued and outstanding for $5.80 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See Section 8--"Certain Information Concerning Purchaser and Parent" for additional information concerning Parent and Purchaser.

   Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5--"Certain Federal Income Tax Considerations". Purchaser or Parent will pay all charges and expenses of Citibank, N.A. (the "Depositary"), which is acting as the Depositary, and Georgeson Shareholder Communications Inc. (the "Information Agent"), which is acting as the Information Agent, incurred in connection with the Offer. See Section 16--"Fees and Expenses".

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND MERGER AND HAS RECOMMENDED THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.

   Broadview International LLC ("Broadview") has delivered to the Board its written opinion dated December 6, 2000 to the effect that, as of the date of the opinion and based upon and subject to various considerations and assumptions set forth in such opinion, the $5.80 per Share cash consideration to be received by the stockholders pursuant to each of the Offer and the Merger is fair, from a financial point of view, to the Company's stockholders. A copy of the written opinion of Broadview is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to the Company's stockholders concurrently herewith. Stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Broadview.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE 51% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (DEFINED AS ALL OUTSTANDING SHARES TOGETHER WITH SHARES ISSUABLE UPON THE CONVERSION OF ANY COMPANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY VESTED OPTIONS, WARRANTS OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO

THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTIONS 1 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 6, 2000 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, Parent, Purchaser and the Company shall cause the Merger to be consummated by filing the Merger Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law") (the date and time of such filing being the "Effective Time"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any Ramp Networks securities, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under
Section 262 of Delaware Law) shall be canceled and shall be converted automatically into the right to receive $5.80 net in cash, or any higher price that may be paid per Share in the Offer (subject to applicable withholding taxes), without interest (the "Merger Consideration"). Stockholders who demand and perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 11--"Purpose of the Offer; Plans for the Company After the Offer and the Merger". The Merger Agreement is more fully described in Section 10. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

   Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Stockholder's Agreements, dated as of December 6, 2000 (the "Stockholder's Agreements"), with the following stockholders of the Company:
Mahesh Veerina, Venrock Associates, Venrock Associates II, L.P., InterWest Investors V, InterWest Partners V, L.P., Anthony Sun, Philip Gianos,
L. William Krause, Perry Grace, Richard Bridges, Ragu Bathina, Sri Bathina and Kothandapani Ranganathan (collectively, the "Principal Stockholders"). Pursuant to the Stockholder's Agreements, the Principal Stockholders have agreed, among other things, (i) to validly tender (and not withdraw) all of their Shares into the Offer, (ii) if applicable, to vote their Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) to grant to Purchaser an irrevocable option to purchase all, and not less than all, of their Shares at a price per Share equal to $5.80, or any higher price per Share paid in the Offer. On December 6, 2000, the Principal Stockholders owned 7,858,187 Shares, constituting approximately 36% of the then outstanding Shares. For a more detailed description of the terms and conditions of the Stockholder's Agreements, see Section 10.

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this section) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

   The obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger

Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see
Section 10. Under the Company's Amended and Restated By-Laws and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer, the Stockholder's Agreements or otherwise) at least 51% of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Sections 10 and 11.

   Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stockholder's Agreements or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer, the Stockholder's Agreements or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

   The Company has advised Purchaser that as of December 6, 2000, 21,760,920 Shares were issued, consisting of 21,760,920 Shares outstanding and no Shares held in the treasury of the Company. The Company has also advised Purchaser that as of January 16, 2001, the scheduled expiration date for the Offer, options to purchase 1,045,803 shares shall have become vested. Based on such information, the Minimum Condition would be satisfied as of such date if Purchaser acquired an aggregate of 11,631,429 Shares. Also, assuming 21,760,920 Shares are then outstanding Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the Company's stockholders, if Purchaser acquired 19,584,828 Shares. Based on such information, if all of the 7,858,187 Shares owned by the Principal Stockholders are tendered into the Offer as contemplated by the Stockholder's Agreements, the Minimum Condition would be satisfied if Purchaser acquired an additional 3,773,242 Shares pursuant to the Offer.

   Purchaser does not intend to offer any subsequent offering period in connection with the Offer unless Purchaser comes to a written agreement with the Company that would provide for such subsequent offering period.

   No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See Section 11.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 16, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

   The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Minimum Condition, the HSR Condition and to each of the other conditions set forth in

Section 14. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent, Purchaser shall not waive the Minimum Condition and no change may be made (i) which decreases the price per Share payable in the Offer, or (ii) which reduces the maximum number of Shares to be purchased in the Offer, or (iii) which changes the form of consideration payable in the Offer, or (iv) which imposes conditions to the Offer in addition to those set forth in Section 14, or (v) which, except as provided by Law or in the following sentence, extends the Offer.

   The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment, shall not be satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend (or re-extend) the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with Delaware Law. In addition, if, on the then applicable expiration date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or under any applicable material non-United States statutes or regulations to have expired or been terminated, then Purchaser shall extend the Offer from time to time until the earlier to occur of (i) February 15, 2001 and (ii) the fifth business day after the expiration or termination of the applicable waiting period under the HSR Act or any applicable material non-United States statutes or regulation. Parent and Purchaser further agree that in the event of the failure of one or more of the conditions to the Offer to be either satisfied or waived on any date on which the Offer would have otherwise expired, Purchaser shall, if such condition or conditions could reasonably be satisfied by February 15, 2001 and for so long as such condition or conditions continue to reasonably be expected to be satisfied by February 15, 2001, extend the Offer until such condition or conditions shall have been satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer pursuant to this sentence beyond February 15, 2001. The cash price per share paid pursuant to the Offer (the "Per Share Amount") shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

   Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

   Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c), l4d-6(d) and 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

   Purchaser does not intend to offer any subsequent offering period in connection with the Offer unless Purchaser comes to a written agreement with the Company that would provide for such subsequent offering period. If Purchaser agrees with the Company to provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See Section 4. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire at least five business days in advance of the previously scheduled expiration date of the Offer.

   For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

   The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

   2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with Section 4) prior to the Expiration Date promptly after the occurrence of the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Sections 1 and 15. If Purchaser agrees with the Company to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Purchaser does not intend to offer any subsequent offering period in connection with the Offer unless Purchaser comes to a written agreement with the Company that would provide for such subsequent offering period. See Section 1.

   In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   3. Procedures for Accepting the Offer and Tendering Shares.

   In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's

Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

   In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

   Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 6, 2000). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

   Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   4. Withdrawal Rights.

   Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 12, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser agrees with the Company to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. Purchaser does not intend to offer any subsequent offering period in connection with the Offer unless Purchaser comes to a written agreement with the Company that would provide for such subsequent offering period. See Section 1.

   For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in Section 3 (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

   5. Certain U.S. Federal Income Tax Consequences.

   The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares that are U.S. persons within the meaning of the U.S. Internal Revenue Code of 1986 (including U.S. citizens or resident alien individuals, and corporations or partnerships organized under the laws of the United States or any political subdivision thereof), and that hold Shares as capital assets (generally assets held for investment). The discussion does not address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a holder of Shares, or to holders subject to special tax rules (including holders of Shares received pursuant to the exercise of employee stock options or otherwise as compensation).

   The discussion set forth below is included for general information purposes only and is based upon present U.S. federal income tax law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each holder of shares should consult such holder's own tax advisor to determine the particular tax effects of the Offer and the Merger to such holder, including the application and effect of state, local and other tax laws.

   The receipt of the Offer Price and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction under U.S. federal income tax law (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received in exchange therefor. Such gain or loss generally will be capital gain or loss. Certain non-corporate holders (including individuals) will be subject to U.S. federal income tax on the net amount of such capital gain at a maximum rate of 20%, provided that the Shares were held for more than 12 months prior to their disposition. The deduction of capital losses is subject to certain limitations. under U.S. federal income tax law. Holders of Shares should consult their own tax advisors in this regard.

   Payments in connection with the Offer or the Merger may be subject to backup withholding at a 31% rate. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of U.S. federal income tax, provided that certain information is furnished to the Internal Revenue Service. Certain persons, including corporations and financial institutions, generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder of Shares should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

   6. Price Range of Shares.

   The Shares are listed and principally traded on Nasdaq. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service and the amount of cash dividends paid (or declared) per Share according to published financial sources.

                              Shares Market Data

                                                                 High     Low
                                                                ------- --------
   1999:
   First Quarter...............................................     n/a      n/a
   Second Quarter.............................................. $18.375 $12.1875
   Third Quarter............................................... $36.125 $13.375
   Fourth Quarter.............................................. $25.00  $ 9.0625
   2000:
   First Quarter............................................... $26.75  $12.0625
   Second Quarter.............................................. $22.00  $ 9.875
   Third Quarter............................................... $14.00  $ 3.50
   Fourth Quarter (through December 14, 2000).................. $ 5.75  $ 1.75

   On December 6, 2000, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $4.97. On December 14, 2000, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $5.69. As of December 14, 2000, the approximate number of holders of record of the Shares was 167.

   Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Information Concerning the Company.

   Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   General. The Company is a Delaware corporation with its principal executive offices located at 3100 De La Cruz Blvd., Santa Clara, California and its telephone number is (408) 988-5353. The Company, formerly known as Trancell Systems, was incorporated in California on February 17, 1994 and re-incorporated in Delaware in June 1999.

   The Company is a leading provider of shared Internet access solutions for the small office market. Its WebRamp product family allows multiple users in a small office to share the same Internet connection simultaneously while optimizing each user's access speed. The WebRamp product family is a flexible and scalable platform that provides software-based routing and bridging functionality to deliver Internet-enabled applications and services. The Company's products support existing analog phone lines, as well as integrated services digital networks and emerging access technologies such as digital subscriber line and cable modems. The Company's Connection Optimized Link Technology enables multiple users to access the Internet simultaneously through regular phone lines and analog modems at up to three times the access speed of a single analog connection.

   Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. The Company has advised Parent and Purchaser that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, financings and cash flows, benefits and other expenses, depreciation and amortization, capital expenditure, new product developments and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Parent and the Company or any alterations Parent may make to the Company's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the material financial projections prepared by the Company's management that were made available to Parent and Purchaser in connection with the Merger Agreement and the Offer.

                (amounts in $ millions, except per share data)

                                                   Q4     Total   Total   Total
                                                  2000     2000    2001   2002
                                                  -----   ------  ------  -----
     Total revenue...............................  $2.8    $14.3   $30.0  $70.4
     Net income/(loss)........................... ($6.0)  ($31.4) ($11.6) $24.0
     Net income/(loss) per share................. ($0.27) ($1.46) ($0.52) $1.02

   Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under "Certain Projected Financial Data of the Company". While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. In addition, these projections were prepared in light of the on-going strategic shift in the Company's product lines and, hence, there is no historical basis for the achievement of the projections. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the fourth quarter of fiscal year 2000 and the years ending December 31, 2000, 2001 and 2002, may vary materially from those shown above.

   In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent's independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections herein should not be regarded as a representation by the Company, Parent and Purchaser or any other person to whom these projections were provided that the projected results will be achieved. None of Parent, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Forward-looking statements also include those preceded by, followed by or that include the words "believes", "expects", "anticipates" or similar expressions.

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8. Certain Information Concerning Purchaser and Parent.

   General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 6000 Connection Drive, Irving, Texas and its telephone number is (972) 894-5000. Purchaser is a direct wholly owned subsidiary of Parent.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

   The principal offices of Parent are located at Keilalahdentie 4, P.O. Box 226, FIN-00045 NOKIA GROUP, Finland and its telephone number is 011-358-9-180-
71. Parent is the world's leader in mobile communications. Backed by its experience, innovation, user-friendliness and secure solutions, Nokia has become the leading supplier of mobile phones and a leading supplier of mobile, fixed and IP networks. By adding mobility to the Internet, Parent creates new opportunities for companies and further enriches the daily lives of people. Parent's shares, nominal value 0.06 euros, are listed on the Helsinki Exchanges under the symbol "NOK1V" and American Depositary Shares ("ADSs") of Nokia are traded on the New York Stock Exchange under the symbol "NOK". Each ADS represents one share. Nokia's shares are also traded on the Stockholm, London, Frankfurt and Paris stock exchanges.

   The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on
Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Except as described in this Offer to Purchase and in Schedule II hereto,
(i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

   Except as provided in the Merger Agreement, and the Stockholder's Agreements and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since
January 1, 1998 neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9. Financing of the Offer and the Merger.

   The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $134,000,000. Purchaser will obtain all of such funds from Parent or one of Parent's subsidiaries. Parent and its affiliates will provide such funds from existing resources. Parent and Purchaser do not intend to rely on debt or equity financing to finance the Offer and the Merger, but instead will pay for the Shares purchased in the Offer and acquired in the Merger with currently available cash on hand of Parent and its affiliates. Assuming 21,760,920 Shares outstanding as of January 16, 2001, the total amount of funds required by Purchaser to purchase the maximum amount of Shares sought by Purchaser in the Offer is $126,213,336.

10. Background of the Offer; the Merger Agreement and Related Agreements.

   During the period from April to September 1998, the Company and a business unit of Parent discussed entering into a potential original equipment manufacturing ("OEM") relationship concerning the Company's asymmetric digital subscriber line ("ADSL") technology. At that time, the Company's product was still in development and the discussions did not result in any definitive OEM relationship.

   In 2000, the Company and a business unit of Parent entered into an agreement pursuant to which a business unit of Parent granted to the Company, on a royalty free basis, a license to use, reproduce and distribute certain technology in connection with customer premises equipment.

   On September 22, 2000, at a regularly scheduled meeting of the Company Board, the Board discussed, among other things, the Company's business prospects and a variety of financing alternatives, including a private placement of common stock of the Company. The Company Board directed management to continue to pursue financing alternatives and also directed management to secure the services of an investment bank to act as its financial advisor in exploring the sale of the Company.

   On October 3, Anthony Sun, Chairman of the Company Board, discussed the Company's financing options with Robert S. Abbe, Principal at Broadview. As part of those discussions, Mr. Abbe and Mr. Sun discussed whether Parent would make a strong candidate as a suitor to acquire the Company. Mr. Sun authorized Mr. Abbe to contact Parent.

   On October 4, 2000, Mr. Abbe contacted Per-Ake Stahl, Director of Acquisitions of Parent, and presented the idea of potential strategic cooperation between the Company and Parent.

   On October 6, 2000, representatives from Parent, including Mika Vehvilainen and other persons, met with Mahesh Veerina, President and Chief Executive Officer of the Company, and Rahgu Bathina, Vice President Product Management of the Company, together with Mr. Michael Burns, Associate at Broadview and Mr. Abbe.

At this meeting, the representatives of the Company presented an overview of the Company and the parties held preliminary discussions about potential cooperation between the Company and Parent, including a potential investment by Parent in the Company, a potential OEM relationship and a potential acquisition of the Company by Parent.

   On October 16, 2000, Nokia Internet Communications, Inc. ("NIC"), a subsidiary of Parent, and the Company entered into the Confidentiality Agreement.

   On October 25, 2000, Mr. Vehvilainen and Mr. MacDonald met with Mr. Veerina to further discuss potential cooperation between the Company and the Parent.

   On November 6, 2000, the Group Executive Board of Parent authorized its management to proceed with discussions and negotiations in connection with a potential transaction with the Company.

   On November 8, 2000, Mr. Vehvilainen and Mr. MacDonald met with Mr. Veerina and presented Parent's interest in pursuing a potential acquisition transaction and in commencing detailed due diligence investigations of the Company. During this meeting, the representatives of the Company and Parent discussed the principal terms and conditions of a potential transaction, including an approximate maximum aggregate price that Parent was prepared to offer, subject to the satisfactory completion of its due diligence, negotiation of definitive agreements and obtaining corporate approvals, for all of the outstanding shares of the Company. After considering the terms and conditions of a potential acquisition transaction that were discussed at this meeting and consulting with its financial advisor, the Company's representatives advised Parent that, although they were interested in continuing discussions with Parent regarding a potential acquisition transaction, the proposed terms were inadequate.

   During the following week, the Company and its advisors provided additional due diligence information to Parent and had several additional discussions with Parent and its advisors regarding the terms of a potential acquisition transaction, including pricing.

   On November 13, 2000, Mr Vehvilainen and Mr. MacDonald met with Mr. Veerina and Mr. Sun to further discuss the proposed acquisition transaction and indicated that, subject to satisfactory completion of its due diligence, negotiation of definitive agreements and obtaining corporate approvals, Parent was prepared to offer up to an aggregate of $125 million for all of the outstanding shares of the Company.

   On November 15, 2000, the Company held a special meeting of the Company Board by telephone to discuss, among other things, the Company's business prospects and a possible acquisition of the Company. Mr. Abbe and Mr. Bruns presented to the Company Board Broadview's efforts to date, including Parent's transaction proposal and a history of the discussions and negotiations between Parent and the Company, discussed alternative parties approached or to be approached by Broadview and highlighted Parent as the best possible business fit for the Company. Members of the Company Board asked questions and held a lengthy discussion regarding a potential acquisition transaction with Parent and whether to proceed with due diligence investigations with Parent, considering, among other things, the alternatives available to the Company and the risks to the Company in executing plans as a stand alone company. Based on the foregoing, the Company Board unanimously approved, among other things, a decision to proceed with due diligence efforts with Parent, while at the same time continuing efforts to develop other acquisition opportunities with the highest probability strategic acquirors. Later that day, Mr. Abbe contacted Mr. Stahl and indicated that the Company was prepared to proceed with further negotiations.

   During the period from November 17 to December 6, 2000, representatives of Parent and its advisors conducted extensive business, financial, accounting, technical and legal due diligence on the Company's business and operations, including site visits to the Company's facilities. On November 22, 2000, counsel to Parent distributed to the Company and the Company's counsel initial drafts of the Merger Agreement and the Stockholder's Agreement. During the period between November 27 and December 6, representatives of Parent and its legal advisors held several negotiations with representatives of the Company and its financial and legal advisors regarding the proposed offer price and terms and conditions of the Merger Agreement and the Stockholder's Agreements.

   During the period from November 17 to December 6, 2000, representatives of Parent also met with senior executives of the Company, and, as an inducement to Parent to proceed with an acquisition, representatives of Parent and the Company negotiated employment agreements between the Company and five senior executives of the Company, namely Mahesh Veerina, Raghu Bathina, Sridhar Bathina, Elie Habib and Kothandapani Ranganathan, which agreements shall become effective upon completion of the acquisition. Representatives of the Company also discussed with representatives of Parent the employment policies and programs of Parent or its subsidiaries that would be made available to the Company's employees upon completion of the acquisition. Parent contemplates that, after completion of the acquisition, employees of the Company will participate in benefit programs of Parent or its subsidiaries. Parent also intends to offer or implement, after completion of the acquisition, performance-based incentive programs and other retention plans for employees of the Company and contemplates granting to employees of the Company, after completion of the acquisition, new options to purchase American Depositary Shares of Parent under Parent's plans, which options will be subject to vesting schedules dependent upon continued future employment and other customary terms.

   On November 29, 2000, members of the Group Executive Board of Parent met and reviewed, among other things, the status of the possible transaction with the Company. After discussion, Parent's Group Executive Board authorized its officers and senior management to continue discussion of the possible transaction with the Company and to present the matter to Parents board of directors.

   On December 4, 2000, the Company held a special meeting of the Company Board to discuss, with the advice and assistance of the Company's management and financial and legal advisors, among other things, the Company's business prospects and the proposed terms of the acquisition by Parent. Mr. Abbe summarized the principal terms of Parent's proposed tender offer for the Company. Thereafter, the Company's financial advisors and legal counsel discussed with members of the Company Board copies of documents distributed prior to the meeting, including the terms of a draft form of the Merger Agreement and the Stockholder's Agreements, the fiduciary obligations of the Company Board with respect to the proposed acquisition and other business conditions of the proposed acquisition. Representatives of Broadview reported on the status of its discussions with other potential acquirors. Broadview then discussed its valuation analysis with respect to the proposed transaction with Parent. Thereafter, Broadview indicated that it was prepared, subject to completion of final agreements, to render to the Company Board its opinion to the effect that, as of the date of the meeting, and based upon and subject to certain other matters, the $5.80 per Share offer price was fair, from a financial point of view, to Company stockholders. Based on all of the foregoing, the Company Board authorized management to proceed to finalize the transaction on terms consistent with those presented at the meeting.

   On December 5, 2000, following a review and discussion of the proposed terms and conditions of the Merger Agreement and of other matters related thereto, Parent's board of directors, by telephone meeting, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and authorized the execution and delivery of the Merger Agreement.

   On December 6, 2000, the Company Board held a special telephonic meeting in which all of the members were present. Broadview made a presentation regarding certain financial analyses it had performed in connection with its review of the Offer and Merger, and rendered its written opinion that, subject to certain assumptions and qualifications, the $5.80 per Share offer price was fair, from a financial point of view, to Company stockholders. Representatives of Venture Law Group also gave a presentation regarding the various legal aspects of the transaction as well as a summary of the principal terms of the Merger Agreement. At the conclusion of the meeting, and based on all of the foregoing, the Company Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and reasonable to, and adequate and otherwise in the best interests of, the Company's stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, authorized the execution and delivery of the Merger Agreement, recommended that the Company's stockholders accept the Offer and tender their Shares in the Offer, and recommended that the Company's stockholders approve and adopt the Merger Agreement.

   On December 6, 2000, Parent, Purchaser and the Company agreed on the final terms of the Merger Agreement and executed the Merger Agreement and Parent, Purchaser and the Principal Stockholders executed the

Stockholders Agreements. The Company and five senior executives of the Company also executed employment agreements, copies of which have been filed as exhibits to the Schedule 14D-9 that the Company has filed with the SEC in connection with the Offer.

   On the morning of December 7, 2000, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of this press release has been filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Purchaser and Parent with the SEC in connection with the Offer and is incorporated herein by reference.

The Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO filed by Purchaser and Parent with the SEC in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 7. Capitalized terms not otherwise defined herein (including, but not limited to, in Section 14 hereof) shall have the meanings ascribed thereto in the Merger Agreement.

   The Offer. The Merger Agreement provides that Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than 10 business days after the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject to the Minimum Condition and certain other conditions that are described in
Section 14 hereof. Purchaser has agreed that it shall not, without the Company's prior written consent, decrease the price per Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer or impose conditions to the Offer in addition to those set forth in Section 14 hereof.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in Sections 14 and 15, and in accordance with Delaware Law, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. At the Effective Time, by virtue of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who properly exercised appraisal rights for such Shares in accordance with Section 262 of Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

   Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

   The Merger Agreement provides that the directors of Purchaser at and immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Nokia RNI Acquisition, Inc." Subject to the Merger Agreement, at the Effective Time, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

   Stockholders' Meeting. Pursuant to the Merger Agreement, in order to consummate the Merger, the Company shall, acting through the Board and in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

   Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file a proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented (the "Proxy Statement")), with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. The Merger Agreement further provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders.

   Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company agrees that, between the date of the Merger Agreement and the first date on which designees of Purchaser shall constitute a majority of the Company's Board, unless Parent shall otherwise agree in writing, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or any Subsidiary; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) authorize, or make any commitment with respect to capital expenditures which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) hire additional employees or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any material subsidiary of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the stay put cash bonus payments to non-executive employees approved by the Board on September 22, 2000 as described in a schedule to the Merger Agreement; (g) change any of the accounting methods used by it unless required by GAAP; (h) make any Tax election or settle or compromise any United States federal, state, local or non-United States income Tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2000, including the notes thereto, or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder; (k) commence or settle any litigation, suit, claim, action, proceeding or investigation; or (l) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

   Company Board Representation; Section 14(f). The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of
(i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use its reasonable best efforts to ensure that at least one member of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who is not an employee of the Company or any Subsidiary shall remain a member of the Board and of such boards and committees.

   The Merger Agreement provides that, following the election of designees of Purchaser in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination or amendment of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company or any Subsidiary.

   Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or proposing to provide Parent or Purchaser with financing for the Merger with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances. Furthermore, pursuant to the Merger Agreement, the Company shall permit Parent and/or Purchaser to have one or more observers on the premises of the Company daily until the earlier of the Effective Time or the termination of the Agreement.

   No Solicitation of Transactions. The Company has agreed that, except to the extent permitted under the Merger Agreement, neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Acquisition Proposal or (ii) except as required by the fiduciary duties of the Board under applicable law after having received advice from outside legal counsel and after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

   The Company has also agreed that, except to the extent permitted under the Merger Agreement, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel, the Board may withdraw or modify its approval or recommendation of the Offer and the Merger, but only to terminate the Merger Agreement in accordance with the termination provisions specified therein (and, concurrently with such termination, to cause the Company to enter into an agreement with respect to a Superior Proposal).

   The Company has agreed to, and will direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. The Company has also agreed to promptly advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

   Expect as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, the Company has agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

   Employee Stock Options. The Merger Agreement also provides that all options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the Company's 2000 Non-Statutory Stock Option Plan, 1999 Stock Incentive Plan and 1995 Stock Plan (the "Company Stock Option Plans"), the Company Stock Option Plans shall be canceled as of the Effective Time and the Company Stock Option Plans shall be terminated. As of the Effective Time, each canceled Company

Stock Option that has an exercise price that is equal to or less than the Merger Consideration shall be replaced with an option (a "Replacement Option") to purchase Parent American Depositary Shares ("Parent ADSs"), each of which represents the right to receive one share, nominal value 0.06 euros per share, of Parent ("Parent Shares"), that will be granted pursuant to the terms of the Parent Global Acquisition Equity Plan. Each Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of Parent ADSs (rounded down to the nearest whole Parent ADS) equal to the number of Shares subject to such Company Stock Option multiplied by a fraction the numerator of which shall be equal to the Merger Consideration and the denominator of which shall be equal to average closing price of Parent ADSs on the New York Stock Exchange, as reported each day on the Bloomberg system under NOK UN Equity, for the five (5) business day period ending on (and including) the business day prior to the Effective Time (such fraction (rounded down to the sixth decimal place) being hereinafter referred to as the "Exchange Ratio") and the exercise price per Parent ADS shall be the amount equal to the exercise price per share subject to such Company Stock Option divided by the Exchange Ratio (rounded upward to the nearest full cent). Except as provided in this and the preceding sentence, the terms of any Replacement Option need not be equivalent to the terms of the corresponding cancelled Company Stock Option; provided, however that the existing vesting schedule of the Company Stock Options will not be adversely changed, except that Replacement Options may vest on a quarterly rather than on a monthly basis. No Replacement Options shall be granted in respect of Company Stock Options that have an exercise price that exceeds the Merger Consideration.

   The Merger Agreement further provides that, as soon as practicable after the Effective Time, Parent shall deliver to each holder of a Replacement Option an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent ADSs for delivery upon exercise of Replacement Options pursuant to the terms set forth in the Merger Agreement. As soon as practicable, but in no event later than thirty (30) days, after the Effective Time, the Parent ADSs subject to Company Stock Options shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form. Prior to the Effective Time, the Company shall take all necessary action to approve the disposition of the Company Stock Options and the shares of Company Common Stock in connection with the transactions contemplated by the Merger Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

   The Merger Agreement further provides that, effective as of the Effective Time, the Company shall take all actions necessary to shorten any pending Purchase Period and Offering Period (as each such term is defined in the Company's 1999 Employee Stock Purchase Plan (the "ESPP")) and establish a New Purchase Date (as contemplated in Section 20(b) of the ESPP) immediately prior to the Effective Time and to terminate the ESPP as of the Effective Time, conditioned upon the consummation of the transactions contemplated by the Merger Agreement.

   Employee Benefits. The Merger Agreement provides that as soon as practicable after the Effective Time, the individuals who were employees of the Company or any of its subsidiaries immediately prior to the Effective Time and who become employed by Parent or the Surviving Corporation from and after the Effective Time ("Affected Employees") will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) established or maintained by, or contributed to, the Surviving Corporation from time to time pursuant to the terms of each such plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of the Surviving Corporation. The Surviving Corporation shall be responsible for providing to individuals who terminate from employment with the Company in connection with the transactions contemplated herein the coverage required under Code Section 4980B.

   The Merger Agreement further provides that Parent will cause the Surviving Corporation to, recognize the employment service of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any applicable plan. Each Affected Employee's years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes, provided, that any vacation time offered by

Parent or Surviving Corporation in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time.

   The Company shall terminate its 401(k) plan and other pension benefit plans (as defined in ERISA Section 3(2)) prior to the Effective Time. All of the Company's employees participating in the plan(s) as of that date shall automatically become fully vested in their account balances as of the date that the 401(k) plan is terminated. The Company shall take all steps necessary to maintain the qualified status of such plan(s) through and following termination, and shall apply for an IRS determination letter upon termination for each such terminated plan.

   Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article XIII of the Certificate of Incorporation of the Company and Article VI of the By-laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   The Merger Agreement also provides that the Company shall use commercially reasonable efforts to maintain in effect for six years from the Effective Time (the "Tail Period") the Existing D&O Policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to the Merger Agreement more than an amount equal to 175% of the annual premium of the Existing D&O Policies for the entire Tail Period, in the aggregate.

   Parent, Purchaser and the Company have also agreed that in the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the foregoing indemnity obligations.

   The Merger Agreement also provides that the Surviving Corporation and Parent shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

   Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated thereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries, or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

   The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

   Extension of Offer. The Merger Agreement provides that if (a) Purchaser shall not have purchased all of the Shares validly tendered and not withdrawn pursuant to the Offer on or prior to the fifth (5th) business day following the initial date that the Offer would have otherwise first expired (the "Extension Date") and (b) the Merger Agreement shall not have been terminated in accordance with Article IX prior thereto, Purchaser agrees that commencing as of the Extension Date, the Company may begin to solicit potential financial investors to make private investments in the Company after any termination of the Merger Agreement of up to ten million dollars (US$10,000,000) in cash; provided, however, that the Company may not so solicit such investments if Parent or the Purchaser, at their option, agree on or prior to the Extension Date to loan (or cause to be loaned) to the Company an aggregate principal amount of five million dollars (US$5,000,000) (the "Loan") pursuant to mutually agreed upon loan documentation to be entered into at or prior to the extension of the Loan. Any Loan made pursuant to the Merger Agreement: shall
(a) be conditioned upon the Company having provided to Purchaser customary lending documents, including legal opinions; (b) be secured by liens on all of the assets of the Company presently owned or acquired in the future; (c) be made on commercially reasonable terms and shall accrue interest at competitive fair market terms that the Company would otherwise then be in the position to reasonably procure; and (d) be due and payable in full, together with accrued interest thereon, the date that is 90 days after the advancement of such Loan.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, material contracts, insurance and brokers.

   Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
(a) if and to the extent required by Delaware Law and the Certificate of Incorporation of the Company, the Merger Agreement and the Transaction shall have been approved and adopted by the affirmative vote of the stockholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no Governmental Authority in the United States or the European Union shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of the Merger Agreement, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

   Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company (a) by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before February 15, 2001; provided, however, that the right to terminate the Merger Agreement under (b)(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereto, Purchaser shall have (A) failed to commence the Offer within 60 days following the date of the Merger Agreement,
(B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (A) and (C) above shall be extended until the earlier to occur of (x) the fifth business day following the expiration or termination of any applicable waiting period under the HSR Act and (y) February 15, 2001), unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or
(d) by the Company, upon approval of the Board, if (i) Purchaser shall have
(A) failed to commence the Offer within 60 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer (provided, however, that the applicable time period specified in (A) and (C) above shall be extended until the earlier to occur of (x) the fifth business day following expiration or termination of any applicable waiting period under the HSR Act and (y) February 15, 2001), unless such action or inaction under (A), (B) or
(C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement, or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon 72 hours' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such 72 hour period; provided, however, that any termination of the Merger Agreement pursuant to (d)(ii) above shall not be effective until the Company has made full payment of all amounts described below under the section entitled "Fees and Expenses".

   Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (a) as set forth below under the section entitled "Fees and Expenses" and (b) nothing in the Merger Agreement shall relieve any party from liability for any intentional breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

   Fees and Expenses. The Merger Agreement provides that (a) if it is terminated pursuant to the provisions described above in clauses (c)(ii) or
(d)(ii) of the "Termination" section, then in any such event, the Company shall pay Parent promptly (but in no event later than one business day after termination) a fee of $4,000,000 (the "Fee"); (b) if it is terminated pursuant to the provisions described above in clauses (b) or (c)(i) and the Company shall have intentionally failed to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement, then in any such event, the Company shall reimburse Parent and Purchaser (not later than one business day after submission of statements therefor) for all Expenses of Parent and Purchaser (up to a maximum of $750,000); and (c) if the Company enters into an agreement related to an Acquisition Proposal within nine (9) months after the date of the Merger Agreement, the Company shall pay Parent the Fee promptly (but in no event later than one business day after) consummation of such Acquisition Proposal. Notwithstanding the foregoing, no Fee or Expenses shall be payable to Parent or Purchaser if the Merger Agreement is terminated pursuant to the provisions described in clauses (b) or
(d)(i) to the extent that
termination, the failure to commence or failure to accept any Shares for payment, as set forth in clause (d)(i), shall relate to a failure of either Parent or Purchaser to perform, in any material respect, any material covenant or agreement contained in the Merger Agreement or a material breach by Parent or Purchaser of any of their material representations or warranties in the Merger Agreement.

   Except as set forth in the preceding paragraph, all costs and expenses incurred in connection with the Merger Agreement, the Stockholder's Agreements, the Offer and the Merger shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated.

The Stockholder's Agreements

   The following is a summary of certain provisions of the Stockholder's Agreements. This summary is qualified in its entirety by reference to the Stockholder's Agreements, which is incorporated herein by reference, and a copy or form of which has been filed with the SEC as an exhibit to the Schedule TO that has been filed by Purchaser and Parent with the SEC in connection with the Offer. The Stockholder's Agreements may be examined and copies may be obtained at the places set forth in Section 7. Capitalized terms not otherwise defined herein shall have meanings ascribed thereto in the Stockholder's Agreement.

   Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Stockholder's Agreements, dated as of December 6, 2000, with the Principal Stockholders. Pursuant to the Stockholder's Agreements, the Principal Stockholders have agreed, among other things, (i) to validly tender (and not withdraw) all of their Shares into the Offer, (ii) if applicable, to vote their Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and
(iii) to grant to Purchaser an irrevocable option to purchase all, and not less than all, of their Shares at a price per Share equal to $5.80, or any higher price per Share paid in the Offer.

   Tender of Shares. Each Principal Stockholder has agreed to validly tender, pursuant to and in accordance with the terms of the Offer, as soon as practicable after commencement of the Offer but in no event later than ten business days after the date of commencement of the Offer, such Principal Stockholder's Shares and to not withdraw such Shares, except following termination of the Offer pursuant to its terms.

   Voting Agreement. Each Principal Stockholder has also agreed that, from and after the date of such Principal Stockholder's Stockholder's Agreement and until the earlier to occur of (y) the consummation of the Offer in which each Principal Stockholder's Shares are purchased and (z) the termination of the Stockholders' Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, each Principal Stockholder will vote (or cause to be voted) such Principal Stockholder's Shares: (a) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and such Principal Stockholder's Stockholder's Agreement and otherwise in such manner as may be necessary to consummate the Merger; (b) except as otherwise agreed to in writing in advance by Parent, against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company contained in the Merger Agreement or such Principal Stockholder contained its the Stockholder's Agreement; and (c) against any action, proposal, agreement or transaction, including, but not limited to, any Acquisition Proposal (other than the Merger Agreement or the Transactions), that could be reasonably expected to result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that could reasonably be expected to impede, interfere with or prevent, delay, postpone, discourage or adversely affect the Merger Agreement, the Offer, the Merger or such Principal Stockholder's Stockholder's Agreement.

   Irrevocable Proxy. The Stockholder's Agreements also provides that each Principal Stockholder irrevocably grants to and appoints each of Mika Vehvilainen, Olli Huuskonen and Timo Ruikka, as such Principal Stockholder's attorney and proxy pursuant to the provisions of Section 212(c) of Delaware Law, each individually with full power of substitution, to vote and otherwise act (by written consent or otherwise) with

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

respect to such Principal Stockholder's Shares at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in the foregoing paragraph (the "Irrevocable Proxy").

   Grant of Option. The Stockholder's Agreements provide that each Principal Stockholder grants to Purchaser an irrevocable option (each, an "Option" and, collectively, the "Options") to purchase all, and not less than all, of such Principal Stockholder's Shares at the applicable Per Share Amount, net to such Principal Stockholder in cash. The Stockholder's Agreements further provide that the Options shall expire if not exercised prior to the close of business on the tenth business day following termination of the Merger Agreement. The Options may be exercised by Purchaser at any time and from time to time, including, without limitation, following termination of the Merger Agreement and prior to the expiration of the Options, only if the Offer is consummated without Stockholder having tendered all its Shares in accordance with the Stockholder's Agreements.

   Option Closing. Pursuant to the Stockholder's Agreements, if Purchaser wishes to exercise an Option, Purchaser shall send a written notice (the "Exercise Notice") to the applicable Principal Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date of the closing (the "Option Closing") of the purchase. At the Option Closing, (i) each Principal Stockholder shall deliver to Purchaser (or its designee) all of such Principal Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Purchaser, in its Exercise Notice delivered pursuant to the foregoing paragraph duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed, and (ii) Purchaser shall pay to each such Principal Stockholder the aggregate Per Share Amount for such Principal Stockholder's Shares.

   Conditions to Option Closing. The Option Closing shall be subject to the satisfaction of each of the following conditions: (i) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser pursuant to the exercise of the Options illegal, or otherwise materially restricting, preventing or prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Options, (ii) no Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or other action Purchaser and Parent shall have used their respective best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the purchase by Purchaser of the Shares to be sold to it pursuant to the exercise of the Options and such order, decree, injunction, ruling or other action shall have become final and non-appealable, and (iii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Options under the HSR Act.

   No Solicitation of Transactions. Each Principal Stockholder has agreed that between the date of its Stockholder's Agreement and the date of termination of the Merger Agreement, such Principal Stockholder will not, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate, accept or encourage the submission of any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Furthermore, each Principal Stockholder has agreed that he, she or it (as applicable) shall, and shall direct or cause its respective directors, officers, employees, representatives and agents (if applicable) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal. Each Principal Stockholder shall (within one business day) advise Parent orally and in writing of (i) any proposal, discussion, negotiation or inquiry received by such Principal Stockholder regarding any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of any proposal, discussion, negotiation or inquiry received by such Principal Stockholder regarding such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request. Each Principal Stockholder shall promptly provide to Parent copies of any written materials received by such Principal Stockholder in connection with any proposal, discussion, negotiation or inquiry regarding any Acquisition Proposal.

   Release. The Stockholder's Agreements provide that each Stockholder shall release the Company and its Subsidiary from any and all claims, except for any claims arising in connection with or pursuant to (i) any employment arrangement between such Stockholder and the Company, (ii) the Merger Agreement, as applicable and (iii) the Merger Agreement and the Stockholder's Agreements.

   Termination. The Stockholder's Agreements provide that all rights and obligations of the parties thereunder shall terminate upon the earlier of (a) the date upon which Purchaser shall have purchased and paid for all of the Shares of the Principal Stockholders in accordance with the terms of the Offer or pursuant to the exercise of the Options granted by each Principal Stockholder pursuant to their respective Stockholder's Agreements and (b) the date on which the Options have expired in accordance with the Stockholder's Agreements. Nothing in the Stockholder's Agreements shall relieve any party thereto of liability for any breach of the Stockholder's Agreements.

   On December 6, 2000, the Principal Stockholders owned 7,858,187 Shares, constituting approximately 36% of the then outstanding Shares.

Confidentiality Agreement

   The following is a summary of certain provisions of the Confidentiality Agreement, dated October 16, 2000 (the "Confidentiality Agreement"), between the Company and Nokia Internet Communications Inc., a subsidiary of Parent ("NIC"). This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth set forth in Section 7.

   NIC and the Company entered into a Confidentiality Agreement dated October 16, 2000. The Confidentiality Agreement provides that all Confidential Information shall be kept strictly confidential and NIC shall not disclose in whole or in part any Confidential Information to any person other than those of NIC's Representatives who, in NIC's reasonable judgement, need to know any Confidential Information for the purpose of evaluating the Proposed Transaction and are informed of the confidential nature of the Confidential Information. The Confidential Information shall be used by NIC and by any person to whom it is properly disclosed in accordance with the Confidentiality Agreement solely for the purpose of evaluating and negotiating the Proposed Transaction and may not be used for any other purpose. The Confidentiality Agreement provides that the obligation to maintain the confidentiality of the Confidential Information shall terminate upon the earlier of (i) the consummation of the Proposed Transaction or (ii) otherwise the third anniversary of the Confidentiality Agreement.

   Nothing in the Confidentiality Agreement shall be construed to limit NIC's right and freedom to design and manufacture products that perform similar functions or have similar features to those of the current and planned products of the Company. NIC agrees that, without the prior written consent of the Company, NIC will not, for a period of twelve months from the date of the Confidentiality Agreement, directly solicit for employment any person who is now employed by the Company and who is identified by NIC as a result of NIC's evaluation or otherwise in connection with the Proposed Transaction. NIC also agreed not to, among other things, purchase any securities of the Company or publicly announce any extraordinary transaction involving the Company, without the prior written consent of the Company until the earlier of twelve months after the date of the Confidentiality Agreement or the occurrence of certain events.

   11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

   Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer and the Stockholder's Agreements. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent.

   Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, the Stockholders of the Company, has approved, adopted and declared advisable the Merger Agreement and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that Stockholders accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

   The Merger Agreement provides that the Company shall, acting through the Board, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger, if such action is required by Delaware Law. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

   The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

   Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer, the Stockholder's Agreements or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer, the Stockholder's Agreements or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

   In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

   Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Broadview) are not necessarily opinions as to "fair value" under Section 262.

   The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or the Stockholder's Agreements in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans. At this time, Parent does not intend to (i) reduce, eliminate or sell any of the Company's research and development facilities, (ii) change the quality of the Company's products or (iii) shut down or move offshore any of the Company's facilities in the United States.

   Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Act, (ix) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

   12. Dividends and Distributions.

   The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary or (ii) except in the ordinary course of business and in a manner consistent with past practice, any assets of the Company or any Subsidiary;
(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See Section 10.

   13. Possible Effects of the Offer on the Market for Shares, The Nasdaq Listing, Margin Regulations and Exchange Act Registration.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

   Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stockholder's Agreements or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

   Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

   14.  Certain Conditions of the Offer.

   Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,
(ii) any applicable waiting period under the HSR Act or under any applicable material foreign statutes or regulations shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

     (a) there shall have been instituted or be pending any Action before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to any Stockholder's Agreement, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction that are material in relation to the Transactions taken as a whole; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholder's Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement or would, individually or in the aggregate, have a Material Adverse Effect;

     (b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Transactions and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

     (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer, the Stockholder's Agreements or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (d) any Material Adverse Effect shall have occurred;

     (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Finland that materially and adversely affects the ability of Parent to pay for the Shares for more than five business days after the expiration of the Offer or (ii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Finland that materially and adversely affects the ability of Purchaser and Parent to consummate the Offer or, in the case of such calamity existing on the date hereof, a material acceleration or worsening thereof;

     (f) (A) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Agreement or the Stockholder's Agreements, or approved or recommended any Acquisition Proposal other than the Offer, the Merger Agreement and the Stockholder's Agreements or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

     (g) any representation or warranty of the Company in the Merger Agreement, or of any Stockholder in the Stockholders Agreements, shall not be true and correct as if such representation or warranty was made as of such time on or after the date of the Merger Agreement (except for those representations or warranties that address matters only as of a specific date, which must be true and correct as of such date) (in each case, without for this purpose giving effect to qualifications or limitations as to materiality or the absence of a Material Adverse Effect on the Company contained in such representations and warranties), except for such non-intentional failures to be true and accurate as would not, individually or in the aggregate, have, or be reasonably likely to result in, a Material Adverse Effect;

     (h) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement or the Stockholders shall have failed to perform in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Stockholders to be performed or complied with by them under the Stockholder's Agreements;

     (i) the Merger Agreement shall have been terminated in accordance with its terms; or

     (j) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

   15. Certain Legal Matters and Regulatory Approvals.

   General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholder's Agreements or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer or the Stockholder's Agreements. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14 for certain conditions of the Offer.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 6, 2000, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

   The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer and the Stockholder's Agreements is subject to such requirements. See Section 2, "Acceptance for Payment and Payment for Shares".

   Pursuant to the HSR Act, on December 8, 2000, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer and, the Stockholder's Agreements with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer and the Stockholder's Agreements, the purchase of Shares pursuant to the Offer and the Stockholder's Agreements may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and the Stockholder's Agreements will expire at 11:59 p.m., New York City time, on December 23 2000, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer and the Stockholder's Agreements. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer or from Parent or the Company or the Principal Stockholders with respect to the Stockholder's Agreements, the waiting period with respect to the Offer or the Stockholder's Agreements would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 1 and Section 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer or the Stockholder's Agreements. At any time before or after the purchase of Shares pursuant to the Offer or the Stockholder's Agreements by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Stockholder's Agreements or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that neither the Offer, nor the Stockholder's Agreements will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer, or the Stockholder's Agreements on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

   Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 the Company markets and distributes products in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

   16. Fees and Expenses.

   Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

   Purchaser and Parent have retained Georgeson Shareholder Communications Inc., as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

   17. Miscellaneous.

   The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          BLACKBIRD ACQUISITION, INC.

Dated: December 15, 2000

                                                                     SCHEDULE I

              INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                       OFFICERS OF PARENT AND PURCHASER

   1. Directors and Executive Officers of Parent.

   The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Keilalahdentie 4, P.O. Box 226, FIN-00045 NOKIA GROUP, Espoo, Finland. Unless otherwise indicated, each such person is a citizen of the Republic of Finland. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                  Present Principal Occupation or Employment;
                                            Material Positions Held
       Name, Citizenship            During the Past Five Years and Business
 and Current Business Address                  Addresses Thereof
 ----------------------------     -------------------------------------------

 Board of Directors
 Jorma Ollila................. Chairman and CEO
                               Chairman of the Group Executive Board
                               Chairman of the Board since 1999, Board Member
                                1995-1999.
                               President and CEO, and Chairman of the Group
                                Executive Board 1992-1999. Member of the Board
                                of Directors of Ford Motor Company, Otava Books
                                and Magazines Group Ltd. and UPM-Kymmene
                                Corporation. Deputy Chairman of the Board of
                                the Confederation of Finnish Industry and
                                Employers and member of The European Round
                                Table of Industrialists.

 Paul J. Collins.............. Vice Chairman of the Board since 2000. Board
                                Member 1998-2000.
 Citizenship: United States.   Vice Chairman of Citigroup Inc. 1998-2000, Vice
                                Chairman and member of the Board of Directors
                                of Citicorp and Citibank N.A. 1998-2000. Member
                                of the Board of Directors of BG Group, Genuity
                                Corporation and Kimberly-Clark Corporation.

 Georg Ehrnrooth.............. Board Member since 2000.
                               President and CEO of Metra Corporation 1991-
                                2000.
                               Chairman of the Board of Directors of Assa Abloy
                                Corporation, Sanitec Corporation and Varma-
                                Sampo Mutual Pension Insurance Company. Member
                                of the Board of Directors of Sandvik AB, Sampo
                                Insurance Company plc, Oy Karl Fazer Ab and
                                Wartsila Corporation.

 Bengt Holmstrom.............. Paul A. Samuelson Professor of Economics at MIT,
                                joint appointment at the MIT Sloan School of
                                Management
                               Board Member since 1999.
                               Member of the Board of Directors of Kuusakoski
                                Oy. Member of the American Academy of Arts and
                                Sciences.

 Jouko K. Leskinen............ President and CEO of Sampo Group.
                                Board Member since 1994.
                               Vice Chairman of the Board of Directors of UPM-
                                Kymmene Corporation and member of the Board of
                                Directors of Finnlines Plc. Vice Chairman of
                                the Board of Federation of Finnish Insurance
                                Companies and member of the Board of Employers'
                                Confederation of Service Industries.

                               Chairman and CEO of Rodamco Continental Europe
 Robert F.W. van Oordt........  N.V.
 Citizenship: The Netherlands. Board Member since 1998.
                               Chairman of the Supervisory Board of NKF Holding
                                N.V. 1996-1999. Member of the Board of
                                Directors of Schering-Plough Inc. and N.V.
                                Union Miniere S.A. and member of the
                                Supervisory Board of Draka Holding N.V.

                          Present Principal Occupation or Employment; Material
    Name, Citizenship                        Positions Held
   and Current Business     During the Past Five Years and Business Addresses
         Address                                 Thereof
   --------------------   ----------------------------------------------------
 Vesa Vainio............. Chairman of the Board of Directors of Nordea Plc.
                          Board Member since 1993.
                          Chairman of the Board of Management and CEO of
                           Merita Bank Ltd and CEO of Merita Ltd 1992-1997.
                          Vice Chairman of the Board of Directors of Wartsila
                           Corporation and member of the Board of Directors of
                           UPM-Kymmene Corporation. Chairman of the Board of
                           The Central Chamber of Commerce of Finland.

                          Board Member since 1996. Vice Chairman of the Board
 Iiro Viinanen...........  1996-1999.
                          President and CEO of Pohjola Group Insurance
                           Corporation 1996-2000. Finland's Minister of
                           Finance 1991-1996. Member of the Finnish Parliament
                           1983-1996.
                          Member of the Board of Directors of Kone
                           Corporation.

 Group Executive Board
 Jorma Ollila............ Chairman and CEO
                          Chairman of the Group Executive Board since 1992
                          Board Member 1995-1999, President and CEO and
                           Chairman of the Group Executive Board 1992-1999.
                           Joined Nokia 1985.
                          Member of the Board of Directors of Ford Motor
                           Company, Otava Books and Magazines Group Ltd and
                           UPM-Kymmene Corporation. Deputy Chairman of the
                           Board of the Confederation of Finnish Industry and
                           Employers and member of The European Round Table of
                           Industrialists.

 Pekka Ala-Pietila....... President
                          Group Executive Board Member since 1992
                          Executive Vice President and Deputy to the CEO 1998-
                           1999, President of Nokia Communications Products
                           1998-1999, President of Nokia Mobile Phones 1992-
                           1998. Joined Nokia 1984.
                          Member of the Board of Directors of Alma Media
                           Corporation. Member of the Board of Economic
                           Information Bureau and Finnish-Japanese Chamber of
                           Commerce.

 Matti Alahuhta.......... President, Nokia Mobile Phones
                          Group Executive Board Member since 1993
                          President of Nokia Telecommunications 1993-1998.
                           With Nokia 1975-1982 and rejoined 1984.
                          Chairman of the Board of Federations of Finnish
                           Electrical and Electronics Industry, Vice Chairman
                           of the Board of the Federation of Finnish Metal,
                           Engineering and Electrotechnical Industries and of
                           the Technology Development Centre, Ministry of
                           Trade and Industry, and member of the Board of The
                           Central Chamber of Commerce of Finland and the
                           Advisory Board of the International Institute for
                           Management Development (IMD).

 Sari Baldauf............ President, Nokia Networks
                          Group Executive Board Member since 1994
                          Executive Vice President of Nokia APAC 1997-1998,
                           President, Cellular Systems of Nokia
                           Telecommunications 1988-1996. Joined Nokia 1983.
                           Member of the Board of Technical Research Centre of
                           Finland and Finland-China Trade Association, and
                           member of the National Committee for the
                           Information Society Issues.

                          Present Principal Occupation or Employment; Material
    Name, Citizenship                        Positions Held
   and Current Business     During the Past Five Years and Business Addresses
         Address                                 Thereof
   --------------------   ----------------------------------------------------
 Mikko Heikkonen......... Executive Vice President, General Manager, Customer
                           Operations, Nokia Networks
                          Group Executive Board Member since 1998
                          President, Network Systems of Nokia
                           Telecommunications 1997-1999, President, Network
                           and Access Systems of Nokia Telecommunications
                           1995-1996, Senior Vice President, Area Management
                           of Nokia Telecommunications 1993-1995. Joined Nokia
                           1975.

 Olli-Pekka Kallasvuo.... Executive Vice President, CFO
                          Group Executive Board Member since 1990
                          Executive Vice President of Nokia Americas and
                           President of Nokia Inc. 1997-1998, Executive Vice
                           President, CFO of Nokia 1992-1996.
                          Joined Nokia 1980.
                          Chairman of the Board of Directors of Nextrom
                           Holding S.A. and Nokian Tyres plc, member of the
                           Board of Directors of F-Secure Corporation and
                           Finnish Broadcasting Company. Member of the Board
                           of Telecommunications Industry Association (USA).

 Yrjo Neuvo.............. Executive Vice President, CTO, Nokia Mobile Phones
                          Group Executive Board Member since 1993.
                          Joined Nokia 1993.
                          Vice Chairman of the Board of Directors of Vaisala
                           Corporation. Member of Finnish Academy of Technical
                           Sciences, member of the Finnish Academy of Science
                           and Letters and Academiae Europae, Foreign member
                           of Royal Swedish Academy of Engineering Sciences,
                           and Fellow of the Institute of Electrical and
                           Electronics Engineers.

                          Executive Vice President, Corporate Relations and
 Veli Sundback...........  Trade Policy
                          Group Executive Board Member since 1996.
                          Joined Nokia 1996.
                          Secretary of State at the Ministry for Foreign
                           Affairs 1993-1995. Chairman of the Board of
                           Directors of Huhtamaki Van Leer Oyj. Vice Chairman
                           of the Board of the International Chamber of
                           Commerce, Finnish Section, and Chairman of the
                           Trade Policy Committee of the Confederation of
                           Finnish Industry and Employers.

                          Executive Vice President, Europe & Africa, Nokia
 Anssi Vanjoki...........  Mobile Phones
                          Group Executive Board Member since 1998
                          Vice President, Sales of Nokia Mobile Phones 1991-
                           1994. Joined Nokia 1991.

   2. Directors and Executive Officers of Purchaser.

   The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 6000 Connection Drive, Irving, TX 75039. Unless otherwise indicated, each such person is a citizen of the Republic of Finland and each occupation set forth opposite an individual's name, refers to employment with Purchaser or Parent.

   Name, Citizenship and     Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and
  Current Business Address                                       Business Addresses Thereof
  ------------------------   --------------------------------------------------------------------------------------------------
 Board of Directors
 Mika Vehvilainen..........  Senior Vice President and General Manager, Nokia Internet Communications, since 1999.
 313 Fairchild Drive,        Senior Vice President, IP Solutions Group, Nokia Telecommunications 1998-1999. Senior Vice
 Mountain View, CA U.S.A.    President, Sales & Marketing, Nokia Telecommunications 1996-1998. Vice President Sales & Marketing,
                             Nokia Cellular Systems 1995-1996.

 Kirsi Sormunen............  Senior Vice President, Finance, Control and Planning, The Americas Region, Nokia Inc., since 1999.
                             Senior Vice President, Finance & Control, Nokia Telecommunications 1996-1999. Vice President,
                             Finance, Corporate Treasurer, Nokia, 1993-1995.

 Olli Huuskonen............  Senior Legal Counsel, Nokia Corporation, since 1999.
                             Senior Legal Counsel, Metso Corporation 1999. Senior Legal Counsel and Legal Counsel, Rauma
                             Corporation 1990-1999.

 Executive Officers
 Mika Vehvilainen..........  President, Blackbird Acquisition, Inc. Senior Vice President and General Manager, Nokia Internet
 313 Fairchild Drive,        Communications, since 1999.
 Mountain View, CA U.S.A.    Senior Vice President, IP Solutions Group, Nokia Telecommunications 1998-1999. Senior VP Sales &
                             Marketing, Nokia Telecommunications 1996-1998. Vice President, Sales & Marketing, Nokia Cellular
                             Systems 1995-1996.

 Timo Ruikka...............  Secretary, Blackbird Acquisition, Inc. Vice President of External Affairs, Nokia Internet
 313 Fairchild Drive,        Communications, since 1999.
 Mountain View, CA U.S.A.    Senior Vice President and Vice President, Group Legal Counsel, Nokia Telecommunications 1988-1999.

 Scott Blaine..............
 313 Fairchild Drive,        Treasurer, Blackbird Acquisition, Inc., Vice President, Finance, Nokia Internet Communications,
 Mountain View, CA U.S.A.    since 1999.
 Citizenship: United         Senior Director of Finance, DSC Communications Denmark, 1996-1999. Director Finance, DSC
 States.                     Communications, 1995-1996.

 Jan-Erik Stenman..........  Assistant Secretary, Blackbird Acquisition, Inc., Treasurer, The Americas Region, Nokia Inc., since
                             1997.
                             Treasurer, The Americas Region, Nokia Mobile Phones, Inc. 1996-1997. Vice President, Project &
                             Trade Finance, Nokia Telecommunications, Inc. 1995-1996.

 Richard Hutchins..........  Assistant Secretary, Blackbird Acquisition, Inc., Tax Director, Nokia Inc. and Nokia Holding Inc.,
 Citizenship: United         since 1999.
 States.                     Tax Director, Zurn Industries, Inc. 1998. Director-Corporate Taxes, AAF-McQuay, Inc. 1990-1998.

                                                                     SCHEDULE II

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

   None.

   Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                                Citibank, N.A.

                              By Overnight
       By Mail                  Courier                          By Hand
   Citibank, N.A.            Citibank, N.A.                   Citibank, N.A.
    P.O. Box 685              915 Broadway                Corporate Trust Window
 Old Chelsea Station           5th Floor                111 Wall Street, 5th Floor
 New York, NY 10113        New York, NY 10010               New York, NY 10043

                                 By Facsimile

                                (212) 505-2248

                            To Confirm by Telephone

                                (800) 270-0808

                              Other Information:

   Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

               [GEORGESON SHAREHOLDER COMMUNICATIONS, INC. LOGO]
                          17 State Street, 10th Floor
                              New York, NY 10004
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064